Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

To the Supervisory Board and Shareholders of ASML Holding N.V.:

We consent to the incorporation by reference in the following Registration Statements on Form S-8 (Nos. 333-13332, 333-109154, 333-105600, 333-116337, 333-126340, 333-136362, 333-141125, 333-142254, 333-144356, 333-147128, 333-153277 and 333-162439) of our report dated January 29, 2010, relating to the financial statements of ASML Holding N.V. and subsidiaries (collectively, the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2009.

/s/  Deloitte Accountants B.V.
Deloitte Accountants B.V.
Eindhoven, The Netherlands
January 29, 2010

ASML ANNUAL REPORT 2009